Exhibit 10.1

COMSTOCK INC.

2026 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD

[FIRSTNAME] [LASTNAME]

Dear [NAME]:

You have been granted an award (this “Award”) of Performance Share Units of Comstock Inc. (the “Company”) under the Comstock Inc. 2026 Equity Incentive Plan (the “Plan”), effective as of the Grant Date, with the terms and conditions set forth below. Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

Grant Date:	June 15, 2026

Number of Performance Share Units (“PSUs”):	Target PSUs: [NUMBER OF PSUs] Enhanced Opportunity PSUs: [NUMBER OF PSUs] 25% of the Target PSUs

Performance Periods & Enhanced Performance periods:

June 15, 2026 through June 30, 2027 with respect to 1/3 of the PSUs (the “First Performance Period”)

July 1, 2027 through June 30, 2028 with respect to 1/3 of the PSUs (the “Second Performance Period”)

July 1, 2028 through June 30, 2029 with respect to 1/3 of the PSUs (the “Third Performance Period” and, together with the First Performance Period and the Second Performance Period, the “Performance Periods”)

Earning of PSUs:

The performance measure that will determine the number of PSUs eligible to be earned will be the achievement of a specified Trading Price per Share (as defined below) compared to the Original Grant Price (as defined below) during the three Performance Periods, as follows.

Performance Period:	Trading Price per Share to Earn Target PSUs:	Trading Price per Share to Earn Enhanced Opportunity PSUs:
First Performance Period	150% or more of the Original Grant Price (the “First Performance Goal”)*	175% or more of the Original Grant Price
Second Performance Period	200% or more of the Original Grant Price (the “Second Performance Goal”)*	225% or more of the Original Grant Price
Third Performance Period	250% or more of the Original Grant Price	275% or more of the Original Grant Price

* If the First Performance Goal is not achieved during the First Performance Period or the Second Performance Goal is not met during the Second Performance Period, the Target PSUs (but not the Enhanced Opportunity PSUs) relating to such Performance Periods may still be earned if the applicable Trading Price per Share goal is met during a subsequent Performance Period.

“Original Grant Price” means the volume-weighted price per Share of the Stock over the 20 consecutive trading days ending on the trading day immediately prior to the Grant Date rounded to the nearest 10th.

“Trading Price per Share” means, as of any date, the volume-weighted price per Share of the Stock over the 20 consecutive trading days ending on the trading day immediately prior to such date rounded to the nearest 10th.

On a date within the 90 days following the end of the Third Performance Period (the “Determination Date”), the Administrator will determine, in its sole and absolute discretion, the number of Target PSUs and Enhanced Opportunity PSUs for which the applicable Trading Price per Share goal was achieved during the applicable Performance Period (the “Earned PSUs”). Such Earned PSUs will be deemed earned on the Determination Date to the extent you remain in continuous employment or service with the Company through the Determination Date, except as otherwise set forth below. Any PSUs that are not deemed to be Earned PSUs will be immediately and automatically forfeited without consideration as of the Determination Date.

If your employment or service with the Company and its Affiliates terminates (voluntarily or involuntarily) before the Determination Date for any reason other than your death or disability (as determined by the Company) (“Disability”) or the involuntary termination of your employment by the Company without Cause (as defined below), then all PSUs will be immediately and automatically forfeited on the date of such termination. “Cause” means (a) your intentional or negligent failure substantially to perform your duties; (b) your conviction of or plea of no contest to a crime constituting (1) a felony (or equivalent) under applicable laws or (2) a misdemeanor involving deceit, dishonesty or fraud that relates to the Company or its affiliates; or (c) your intentional or negligent conduct that is demonstrably injurious to the Company or its affiliates, monetarily or otherwise (other than to a de minimis extent). If your employment or service with the Company and its Affiliates terminates before the Determination Date due to your death or Disability or the involuntary termination of your employment by the Company without Cause (a “Qualifying Termination”), then any PSUs (corresponding to any Performance Period regardless, for the avoidance of doubt, of which Performance Period is in effect when the Qualifying Termination occurs) for which the applicable Trading Price per Share (for any Performance Period) has been achieved will be deemed to be Earned PSUs as of the date of such Qualifying Termination (regardless, for the avoidance of doubt, of which Performance Period is in effect when the Qualifying Termination occurs). Any PSUs for which the applicable Trading Price per Share has not been achieved as of any termination of your employment or service will be immediately and automatically forfeited on the date of such termination.

Notwithstanding anything to the contrary herein, all PSUs will be immediately and automatically forfeited if you violate the Company’s Code of Conduct and Ethics.

In the event of a Change of Control, Section 18(c) of the Plan will apply to this Award.

Settlement of PSUs:

As soon as practicable after the Determination Date or a Qualifying Termination (but no later than two-and-one-half months from the end of the fiscal year in which the Determination Date or such Qualifying Termination occurs), the Company will settle any Earned PSUs by issuing in your name certificate(s) or making an appropriate book entry for a number of Shares equal to the number of PSUs that have been earned.

Transferability of PSUs:

You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your PSUs until they have been earned and settled in Shares. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Rights as Stockholder:

You will not be deemed for any purposes to be a stockholder of the Company with respect to any of the PSUs (including with respect to voting or dividends) unless and until a certificate for Shares is issued or a book entry made for Shares following the PSUs being earned.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Taxes:

You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local and/or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

To the extent that the receipt, earning or settlement of the PSUs, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, earning, settlement or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the earning or settlement of such PSUs; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable earning or settlement date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Recoupment:

If the Administrator determines that recoupment of incentive compensation paid to you pursuant to this Award is required under any law or any recoupment or recovery policy of the Company, then this Award will terminate immediately on the date of such determination to the extent required by such law or recoupment or recovery policy and the Administrator may recoup any such incentive compensation in accordance with such recoupment or recovery policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder and any withholding amount tendered by you with respect to any such incentive compensation.

Miscellaneous:	●	Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.

	●	The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein.

	●	By accepting the grant of the PSUs, you agree not to sell any Shares acquired in connection with the PSUs other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

	●	As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.

●

Subject to the terms of the Plan, the Administrator may modify or amend this Award without your consent as permitted by Section 16(c) of the Plan or: (i) to the extent such action is deemed necessary by the Administrator to comply with any applicable law or the listing requirements of any principal securities exchange or market on which Shares are then traded; (ii) to the extent the action is deemed necessary by the Administrator to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Administrator determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

●	This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award.

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

COMSTOCK INC.		PARTICIPANT

By:
[EMPLOYEE]

Date: